Exhibit 10.5A
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT (this “Amendment”), dated effective as of January 1, 2016, to that certain Employment Agreement, dated as of September 17, 2013 (the “Employment Agreement”), by and between Banc of California, Inc., a Maryland corporation (“Employer”), and Hugh Boyle (“Employee”), is entered into by and between the Company and the Executive. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.
WHEREAS, Employer and Employee wish to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	Term. Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
Term. The term of employment under this Agreement shall begin on September 30, 2013 (the “Commencement Date”) and shall expire on April 1, 2017 (the “Term End Date”), unless terminated sooner as hereinafter provided or unless extended as provided in the next sentence. Commencing on the Term End Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the term of this Agreement shall be extended for one additional year, unless either party notifies the other party at least ninety (90) days prior to the applicable Renewal Date that the term shall not be so extended. Reference herein to the term hereunder shall refer to both the initial term and any extended term hereunder.

2.	Flexible Time Off. Section 8 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
Flexible Time Off. Employee shall be entitled to take off as much time as needed or as appropriate (“FTO”), consistent with his professional responsibilities and business needs; provided that Employee is meeting his work responsibilities; and provided, further, that he is demonstrating a level of commitment and conscientiousness that is sufficient to satisfy his professional responsibilities to Employer. Employee will receive his usual base salary during approved FTO unless Employee is on an extended leave that is unpaid pursuant to Employer’s employee handbook or applicable law (e.g., FMLA, CFRA, or other extended leave). Because FTO is not an accrued benefit, Employee will not be eligible for a payout of FTO at the time of separation from Employer, regardless of the reason for the separation.

3.	Resignation without Good Reason. Section 9(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
Employee may terminate his employment hereunder without Good Reason at any time upon sixty (60) days’ prior written notice to Employer. Given the importance of Employee’s position with Employer, Employee’s access to and use of confidential information, and the irreparable harm that Employee’s departure would likely cause to Employer, its customer relationships, and its business opportunities, Employee agrees that, during the period (the “Notice Period”) commencing on the date on which Employer receives notice of Employee’s termination of his employment without Good Reason (the “Notice Date”) and ending on the earlier of (i) sixty (60) days following the Notice Date and (ii) such earlier date as designated by Employer (the “Separation Date”), Employee shall remain an employee of Employer and shall not be free to begin an employment relationship with another entity, absent Employer’s authorized written consent. During the Notice Period, Employer shall continue to pay Employee a base salary in accordance with its regular salary practices and Employee shall be entitled to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. During the Notice Period, Employer reserves the right to (A) change or remove any of Employee’s duties, (B) require Employee to remain away from Employer’s premises or limit Employee’s access to other employees, customers or vendors, and/or (C) take such other action as determined by Employer to aid and assist in the transition process associated with Employee’s departure. During the Notice Period, Employee shall continue to act in a manner consistent with this Agreement and his duty of loyalty to Employer. Employer may waive or terminate the Notice Period at any time and for any reason or for no reason, in which case the Separation Date shall be the date on which Employer notifies Employee of such waiver or termination.

4.	Miscellaneous.

(a)	Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.

(b)	Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of California, without regard to the conflict of law provisions of any state.

(c)	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed and delivered on the date first above written.

BANC OF CALIFORNIA, INC.

By: /s/ Steven A. Sugarman__________________
Name: Steven A. Sugarman
Title: President & Chief Executive Officer

EXECUTIVE
/s/ Hugh Boyle_____________________________
Hugh Boyle

[Signature Page to Employment Agreement Amendment]

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